Exhibit 99.1


                              FOR IMMEDIATE RELEASE
                           Contact: Investor Relations
                             Telephone: 712.732.4117

          FIRST MIDWEST FINANCIAL, INC. REPORTS THIRD QUARTER EARNINGS

Storm Lake, Iowa - (July 16, 2004) First Midwest Financial, Inc. (NASDAQNM:CASH) today reported net income of $837,000 or $.33 per diluted share, for the 2004 fiscal year third quarter ended June 30, 2004, compared to net income of $892,000, or $.36 per diluted share, for the same period last year. Net income for the first nine months of the 2004 fiscal year totaled $3.5 million, or $1.38 per diluted share compared, to $2.7 million, or $1.06 per diluted share, during the same period last year. The Company results for the nine-month period ended June 30, 2004 included a net gain, after income taxes, of $699,000 on the January 8, 2004 sale of a branch office in Manson, Iowa. Earnings per diluted share were increased by $.27 for the nine-month period as a result of this gain. The Company results for both the quarter and the nine-month period ended June 30, 2004 also included start-up costs for the new payment systems division (Meta Payment Systems) totaling $141,000, net of income taxes. Earnings per diluted share were reduced by $.06 for both the quarter and the nine-month period ended June 30, 2004 as a result of these start-up costs. Excluding these items, net income would have been $978,000 and $2.9 million, respectively, and diluted earnings per share would have been $.39 and $1.16 per share, respectively, for the quarter and nine-month period ended June 30, 2004, representing increases in earnings per share numbers of 8.3 percent and 9.4 percent, respectively, over the quarter and nine-month period ended June 30, 2003. First Midwest was especially pleased with its earnings given start-up costs related to the new Sioux Falls office, and the start of one-time costs associated with our previously announced name change.

Net interest income for the first nine months of the 2004 fiscal year increased $1.4 million or 11.7 percent, compared to the same period last year. This was due, in part, to the Company's deposit and loan growth during the period. Excluding the impact of the Manson branch sale, transaction deposits (checking, money market, and savings accounts) grew 37.2 percent, total deposits grew 9.6 percent, and loans grew 12.5 percent. Wider interest rate spreads also contributed significantly to the increase in net interest income during the period.

                                     (MORE)

The previously announced construction on the second bank in Sioux Falls, South Dakota was completed ahead of schedule, and the office opened for business on May 26, 2004. Start up costs associated with the Sioux Falls expansion, the new Meta Payment Systems, and the development and centralization of mortgage loan operations were substantially offset by reductions in other non-interest expenses for the first nine months of fiscal 2004. The increase in net interest income more than offset a decrease in gain on the sale of loans.

First Midwest is also pleased to report that it had less than $25,000 of loan charge offs during the first nine months of 2004. At June 30, 2004 the ratio of non-performing assets to total assets was 0.12 percent. The decrease from September 30, 2003 relates primarily to the disposal of foreclosed assets totaling almost $1.2 million and, to a lesser extent, to reduction in non-accruing loans during the nine-month period.

Shareholders of record on June 15, 2004, received a quarterly cash dividend of 13 cents per share. This dividend was paid on July 1, 2004. The company has paid regular quarterly cash dividends since the first dividend paid on January 5, 1995.

At June 30, 2004, assets of First Midwest totaled $757.5 million. Shareholders' equity totaled $44.8 million, or $17.95 per common share outstanding. First Midwest is the holding company for First Federal Savings Bank of the Midwest and Security State Bank. All three companies had capital ratios well in excess of regulatory requirements at June 30, 2004.

During the quarter ended June 30, 2004, First Midwest shares traded between $21.97 and $24.75.

Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Fifteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota. During the first half of calendar 2005, First Midwest Financial, Inc., will change its name to Meta Financial Group. The Company's stock will continue to trade on the NASDAQ National Market under the symbol "CASH".

This release may contain forward-looking statements which reflect management's expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, the Company's forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

                                     (MORE)

                              Financial Highlights

--------------------------------------------------------------------------------
                  Consolidated Statement of Financial Condition
--------------------------------------------------------------------------------
(In Thousands)

Assets                                             June 30, 2004  Sept. 30, 2003

     Cash and Cash Equivalents                          $  9,522       $  9,757
     Investments & Mortgage-backed Securities            310,454        366,075
     Loans, net                                          392,823        349,692
     Other Assets                                         44,734         46,761
                                                        --------       --------
        Total Assets                                    $757,533       $772,285
                                                        ========       ========


Liabilities
     Deposits                                           $461,250       $435,553
     Borrowed Money                                      248,568        291,486
     Other Liabilities                                     2,890          2,215
                                                        --------       --------
        Total Liabilities                               $712,708       $729,254
                                                        --------       --------

Shareholders' Equity                                    $ 44,825       $ 43,031
                                                        --------       --------
        Total Liabilities and Shareholders' Equity      $757,533       $772,285
                                                        ========       ========

--------------------------------------------------------------------------------
                        Consolidated Statements of Income
--------------------------------------------------------------------------------

                                                 For the 3 Months   For the 9 Months
                                                  Ended June 30:      Ended June 30:
(Dollars In Thousands except per share data)      2004      2003      2004      2003

Interest Income                                $ 9,043   $ 8,773   $26,988   $26,728
Interest Expense                                 4,523     4,842    13,585    14,724
                                               -------   -------   -------   -------
Net Interest Income                              4,520     3,931    13,403    12,004
     Provision for Loan Losses                     168        67       325       350
                                               -------   -------   -------   -------
Net Interest Income After
     Provision for Loan Losses                   4,352     3,864    13,078    11,654
Other Income                                       640       874     3,005     2,779
Other Expenses                                   3,731     3,399    10,755    10,479
                                               -------   -------   -------   -------
Income Before Income Tax                         1,261     1,339     5,328     3,954
     Income Tax Expense                            424       447     1,839     1,302
                                               -------   -------   -------   -------
Net Income                                     $   837   $   892   $ 3,489   $ 2,652
                                               =======   =======   =======   =======

Earnings Per Common Share (Basic):             $  0.34   $  0.36   $  1.41   $  1.07
                                               =======   =======   =======   =======
Earnings Per Common Share (Diluted):           $  0.33   $  0.36   $  1.38   $  1.06
                                               =======   =======   =======   =======

--------------------------------------------------------------------------------
                         Selected Financial Information
--------------------------------------------------------------------------------

For the 9 Months Ended June 30,                                            2004              2003
     Return on Average Assets                                               0.60%             0.50%
     Return on Average Equity                                              10.13%             7.84%
     Average Shares Outstanding for Diluted Earnings per Share          2,536,863         2,500,175

At Period Ended:                                                    June 30, 2004    Sept. 30, 2003
     Equity to Total Assets                                                 5.92%             5.57%
     Book Value per Common Share Outstanding                               $17.95            $17.25
     Tangible Book Value per Common Share Outstanding                      $16.59            $15.89
     Common Shares Outstanding                                          2,497,197         2,493,949
     Non-Performing Assets to Total Assets                                  0.12%             0.28%



    First Midwest Financial, Inc. \ First Federal Building \ Fifth at Erie \
                     P.O. Box 1307 \ Storm Lake, Iowa 50588